Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This First Amendment to the Amended and Restated Business Combination Agreement (this “Amendment”), dated as of August 4, 2023, is made and entered into by and among Armada Acquisition Corp. I, a Delaware corporation (“Armada”), Rezolve Merger Sub, Inc., a Delaware corporation, Rezolve AI Limited, a private limited liability company registered under the laws of England and Wales with registration number 14573691 (the “Company”) and Rezolve Limited a private limited liability company registered under the laws of England and Wales with registration number 09773823.

WHEREAS, Armada, the Company, Rezolve Limited, Rezolve Merger Sub, Inc., a Delaware corporation, previously entered into that certain Business Combination Agreement (the “Agreement”), dated as of December 17, 2021, as amended on November 10, 2022 and further amended and restated on June 16, 2023; capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Agreement; and

WHEREAS, Section 8.3 of the Agreement provides that the Agreement may not be amended or modified except by an instrument in writing signed by each of Armada and the Company; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.    Amendments.

(a)    Section 6.1(i) of the Agreement is hereby deleted in its entirety and replaced with the word “RESERVED”.

2.    Effect on Agreement. Other than as specifically set forth herein, all other terms and provisions of the Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect in accordance with their respective terms. Each reference in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment, and as hereinafter amended or restated.

3.    Counterparts. This Amendment may be executed and delivered in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.    Successors and Assigns. This Amendment shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns.

EXECUTION VERSION

5.    Amendment. This Amendment may not be amended or modified except by an instrument in writing signed by, or on behalf of, all of the parties hereto.

6.    Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

7.    Entire Agreement. This Amendment, the Agreement and the Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ARMADA ACQUISITION CORP. I

By:	/s/ Stephen P. Herbert
Name:	Stephen P. Herbert
Title:	Chief Executive Officer

REZOLVE MERGER SUB, INC.

By:	/s/ Doug Lurio
Name:	Doug Lurio
Title:	Chief Executive Officer

REZOLVE AI LIMITED

By:	/s/ Dan Wagner
Name:	Dan Wagner
Title:	Chief Executive Officer

REZOLVE LIMITED

By:	/s/ Dan Wagner
Name:	Dan Wagner
Title:	Chief Executive Officer